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                                                                   EXHIBIT 10.15

                       MANUFACTURING AND SALES AGREEMENT


         THIS MANUFACTURING AND SALES AGREEMENT dated as of January 1, 1996, is by and between GRANT PRIDECO, S.A., a corporation organized under the laws of Switzerland ("Grant"), and Oil Country Tubular Limited, a company organized under the Companies Act of India ("OCTL").

                             W I T N E S S E T H :

                 WHEREAS, Grant and its affiliates is engaged in the business of manufacturing and selling drill pipe, premium tubing and other tubulars;

                 WHEREAS, OCTL owns and operates a tubular manufacturing facility at Narketpally, India, as more fully described in Annex A hereto (the "OCTL Facility");

                 WHEREAS, Grant and OCTL wish to set forth the terms and conditions pursuant to which OCTL will utilize the manufacturing capacity of the OCTL Facility to manufacture tubular goods and related products ordered by Grant and its Affiliates; and

                 WHEREAS, Grant and its Affiliates will purchase from OCTL, and OCTL will sell to Grant and its Affiliates, all of the tubular goods and related products to be manufactured at the OCTL Facility;


NOW, THEREFORE, the parties hereto covenant and agree as follows:

                 1.       PRODUCTION.

                          (a)     OCTL agrees for the term of this Agreement to
manufacture tubular goods and related products of the types described in Annex B hereto (the "Products") and for the provision of coating, inspection and other services (the "Services") for Grant and its Affiliates at the OCTL Facility as may be requested by Grant from time to time. This provision shall not provide Grant with any interest in the OCTL Facility except as provided herein.

                          (b)     OCTL shall for its own account and not as
agent manufacture and provide Products and Services on a timely basis in such quantities and type as may be requested by Grant from time to time, and for delivery at such locations, in accordance with purchase orders submitted to it by Grant. The Products and Services shall be manufactured or provided in accordance with the specifications and requirements set forth in the applicable purchase order or otherwise fixed by Grant and shall be delivered in accordance with the time frame established by Grant.

                          (c)     Subject to the provisions of Section 4(c),
OCTL agrees that in consideration for the agreements made hereunder and Grant or its Affiliates licensing technology to OCTL to manufacture products for Grant it will not manufacture or provide goods or services of any kind at the OCTL Facility for any Person other than Grant and its Affiliates during the term of this Agreement without the prior consent of Grant.

                          (d)     OCTL shall for its own account and not as
agent maintain a fully qualified, properly trained and experienced administrative and technical staff, sufficient to perform its obligations hereunder. All persons employed by OCTL to carry out any of its obligations hereunder shall be and remain OCTL's employees and not thereby be or become employees of Grant. Grant shall not be obligated to pay increased costs due to changes in labor contracts or other employment arrangements unless specifically agreed to by Grant.

                          (e)      OCTL shall establish and maintain quality
control and audit procedures, programs and standards for the manufacture of the

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Products and Services to assure the timely manufacture of Products and Services in compliance with specifications and requirements of Grant and for the inspection of the Products and Services manufactured by it designed to detect defects in materials or workmanship thereof prior to delivery of the same to Grant. OCTL's manufacturing processes and procedures shall be in accordance with the quality assurance programs issued by Grant from time to time to assure quality, efficiency and timeliness in the manufacture of the Products and Services to at least API and ISO standards.

                          (f)      Grant and OCTL shall at least 90 days prior
to each calendar year agree on an annual budget for the following year for all fixed and variable costs and expenses relating to the manufacture of Products and the provision of Services. This budget shall be reviewed on a quarterly basis. OCTL shall implement such policies and procedures relating to costs and budget efficiency as may be suggested by Grant from time to time. Modifications to budgeted items may be made by Grant through purchase orders specifying costs parameters and vendor requirements for such orders.

                          (g)     OCTL shall not agree to or commit to any
expenditures that would be required to be reimbursed by Grant not contemplated by the current agreed budget without the prior approval of Grant.

                          (h)      In view of the technical requirements for
the manufacture of Products and Services in accordance with required specifications, OCTL shall select outside vendors only from a list of vendors duly approved by Grant from time to time.

                          (i)      OCTL shall establish production schedules
for all Products and Services to be provided for it in order to meet its desired timetable for delivery as set forth in its purchase orders or otherwise communicated to OCTL.

                          (j)      In view of the technical requirements for
the manufacture of Products and Services in accordance with required specifications, Grant shall be entitled to require the implementation of manufacturing efficiency programs and policies with respect to the manufacture and provision of Products and Services by OCTL to Grant.

                          (k)      Grant shall have the right at any time and
from time to time to inspect all Products and Services at any stage of the manufacturing process as well as all machinery and equipment used in the manufacture of Products and the provision of Services.

                          (l)     OCTL shall provide Grant and its Affiliates
with full access to the OCTL Facility, its officers and employees and all information relating to the operation of the OCTL Facility. OCTL shall, and shall cause its officers and employees to, cooperate fully with Grant to enable Grant to assure that all Products and Services provided by OCTL meet Grant's requirements for quality, efficiency and timeliness.

                          (m)     In view of the technical requirements for the
manufacture of Products and Services in accordance with required specifications, all raw materials used for the manufacture and the provision of the Products and Services shall be sourced by OCTL from a list of vendors duly approved by Grant from time to time.

                          (n)     The parties hereby acknowledge that their
objective is to achieve a utilization of the OCTL Facility with the following annual goals; (i) 15,000 metric tons of drill pipe; (ii) 10,000 metric tons of heat treated premium tubing; (iii) 25,000 metric tons of heat treated casing;
(iv) 18,000 metric tons of casing and tubing threaded without heat treating;
(v) 1,000 threaded joints of large diameter casing; and (vi) 4,500 weld-on connectors. The above goals shall only be considered objectives and Grant shall have no obligation to place any minimum orders for any specific Products or Services during any period.

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              2.       OPERATIONS.

                          The operations of the OCTL Facility will at all times
during the term of this Agreement be managed and operated by OCTL and its personnel.
              3.       PAYMENTS AND COSTS.

                          (a)     In exchange for the provision of Services
hereunder, Grant shall pay to OCTL the sum of US$8,000,000 on the Effective Date. These funds shall be applied toward the payment of future Services provided to Grant based on prices to be agreed by OCTL and Grant.

                          (b)     Until termination of this Agreement, Grant
shall pay to OCTL for Products and Services to be provided a fee of $500,000 monthly in advance, beginning on the April 1, 1996, it being understood that not such fee shall be payable for the months of January, February and March 1996.

                          (c)     In addition to the payments and fees
described hereinabove for Products and Services to be provided, Grant will pay to OCTL for the Products a production fee (the "Production Charge") based on certain levels of production and determined as follows:

              (i) $300 (US) per metric ton ("MT") of unitized drill pipe produced.

              (ii) $105 (US) per MT of heat treated premium tubing produced.

              (iii) $50 (US) per MT of API heat treated tubing produced.

              (iv) $40 (US) per MT of heat treated casing produced.

              (v) $25 (US) per MT of tubing and casing that is threaded each year without heat treating.

              (vi) $100 (US) per joint of large diameter casing (over 13 3/8" O.D.) that is threaded at the OCTL Facility without heat treatment.

              (vii)    $100 (US) per weld-on connector 18 5/8" and above.

For products not set forth above or in Section 3(d), the Production Charge will be determined mutually. The Production Charge shall be payable quarterly within thirty (30) days after receipt of OCTL's invoice therefor. The quarterly invoice for the Production Charge shall be accompanied by a statement of production and a written calculation of the Production Charge.

                          (d)     Pricing for the Services rendered by OCTL for
Grant shall be agreed upon by Grant and OCTL from time to time.


                          (e)     As part of the purchase price for Products
and Services to be purchased by Grant, Grant will pay to OCTL amounts equal to all actual direct cash operating costs of the OCTL Facility and the actual direct cash production cost for goods and services provided at the OCTL Facility after March 31, 1996 (collectively, "Section 3(e) Expenses"). The
Section 3(e) Expenses shall include (i) wages, salaries and benefits for employees of OCTL (other than general and administrative employees not directly associated with the operations of the OCTL Facility) working at the OCTL Facility, (ii) all raw materials, consumables, spare parts, tools and other similar items necessary to manufacture the Products, (iii) all utilities charges, (iv) insurance for the OCTL Facility and its operations, (v) maintenance, (vi) freight, (vii) custom duties and other import and export charges net of credits received on export or otherwise and (viii) property taxes. Depreciation, amortization and any other non-cash expenses shall not be considered direct operating costs and shall be the sole responsibility of OCTL. Costs estimates for all such items shall be budgeted as provided in Section 1 and be subject to Grant's approval as provided therein. OCTL shall be

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responsible for its own income taxes, general and administrative expenses, wages, salaries and benefits for employees who are not involved in the manufacture of goods at the OCTL Facility, and any other expense not directly related to the operation of the OCTL Facility. OCTL shall invoice Grant quarterly for the actual amounts of all Section 3(e) Expenses without any mark-up. All goods and services provided to the OCTL Facility by OCTL or any of its Affiliates shall be provided at cost without mark-up. Grant will be entitled to a credit against the Section 3(e) Expenses for the allocable costs associated with any sales by OCTL for its own account pursuant to Section 4(c).

                          (f)     In view of the technical requirements for the
manufacture of Products and Services in accordance with required specifications, the raw materials, consumables, spare parts, tools and similar items necessary for OCTL to manufacture the Products and render the Services shall be selected by Grant or one or more of its Affiliates. All such items acquired outside India shall be imported by OCTL from vendors selected or approved by Grant.

                          (g)     Grant and OCTL shall agree as to all capital
expenditures and improvements to be made on the OCTL Facility to achieve desired levels of production and quality of the Products and Services to be sold to Grant. Unless otherwise agreed, all mutually agreed upon capital expenditures with respect to the OCTL Facility relating to the Products and Services to be sold to Grant shall be financed by Grant.

                          (h)     OCTL shall retain all accounts receivable
arising from sales of products of the OCTL Facility made prior to March 31, 1996. All inventory and raw materials on hand at the OCTL Facility on March 31, 1996, will be made available for the manufacture of Products. Grant shall reimburse OCTL as a Section 3(e) Expense the actual direct cost (excluding interest and administrative expenses) incurred by OCTL for such inventory and raw materials on hand within 30 days of the actual use thereof.

                          (i)     In consideration of the commitment of OCTL to
utilize the OCTL Facility to manufacture Products and Services for Grant pursuant to the terms hereof, unless this Agreement is earlier terminated, Grant agrees to make the following additional payments to OCTL:

                                  (x) if, as a result of Grant's failure to
                 place sufficient orders and not as a result of other conditions such as OCTL's failure to meet production deadlines and quality and efficiency standards, the aggregate Production Charges paid in respect of 1997 are less than (US) $3.0 million, Grant shall pay to OCTL the amount by which the Production Charges paid in respect of 1997 are less than (US) $3.0 million;

                                  (y) if, as a result of Grant's failure to
                 place sufficient orders and not as a result of other conditions such as OCTL's failure to meet production deadlines and quality and efficiency standards, the aggregate Production Charges paid in respect of 1998 and 1997 and the amount paid pursuant to clause (x) above are less than (US) $7 million, Grant shall pay to OCTL the amount by which the aggregate Production Charges in respect of 1998 and 1997 and any amount paid pursuant to clause (x) above are less than (US) $7 million; and

                                  (z) if, as a result of Grant's failure to
                 place sufficient orders and not as a result of other conditions such as OCTL's failure to meet production deadlines and quality and efficiency standards, the aggregate Production Charges paid in respect of 1999, 1998 and 1997 and any amounts paid pursuant to clauses (x) and (y) above are less than US) $12 million, Grant shall pay to OCTL the amount by which the aggregate Production Charges in respect of 1999, 1998 and 1997 and any amounts paid pursuant to clauses (x) and (y) above are less than
                 (US)$12 million.

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                 For purposes of this Section 3(i), OCTL shall be deemed to have received a Production Charge for all sales made pursuant to Section 4(c) equal to the Production Charge that would have been paid in respect of such sales had such sales been made to Grant hereunder. Payments under this Section 3(i) shall be payable only if this Agreement shall not have been terminated prior to the date on which the payments are due. Payments under this Section 3(i) shall be due on the date on which the Production Charge for the last quarter of the last year included in the applicable calculation is payable.

                          (j)     The fees and payments provided for in this
Section 3 are intended in part to compensate OCTL for the loss opportunity of sales that it would have been able to receive absent its commitment to utilize the OCTL Facility to manufacture Products and Services for sale to Grant. Further, although it is contemplated that substantially all of the production from the OCTL Facility will be sold to Grant, it is also contemplated that some products and services will continue to be provided by OCTL to Persons other than Grant from time to time with the prior consent of Grant. To the extent OCTL does make sales of products and services from the OCTL Facility to any Person other than Grant, the payments required to be paid by Grant to OCTL under Sections 3(b) and (c) shall be reduced by an amount equal to the Gross Profit (as defined below) realized by OCTL on such sales. For purpose of this
Section 3(i), Gross Profit shall mean the actual sales price (net of any discounts) charged by OCTL for such sales less the sum of (i) the actual
Section 3(e) Expenses for the products and services sold and credited under
Section 3(e) and (ii) the Production Charge that would have been paid on such sale had such sale been made to Grant.

                  4. PROVISION OF INFORMATION; PROTECTION OF PURCHASE; THIRD PARTY SALES.

                 During the term of this Agreement:

                          (a)     The manager of the OCTL Facility shall
cooperate and coordinate with Grant on an ongoing basis with respect to the status of all operations at the OCTL Facility affecting the Products and Services to be sold to Grant and the implementation of Grant's policies, guidelines and requirements for the manufacture of Products and Services for it under this Agreement, including the status of all purchase orders, the expenses of the OCTL Facility and OCTL's compliance with the terms of this Agreement.

                          (b)     In order to protect the purchase rights of
Grant under this Agreement, except for those charges existing on the OCTL Facility currently existing, OCTL shall not grant any charge, lien or security interest in the OCTL Facility or on any of the assets used in connection therewith. No charge, lien or security interest shall be granted by OCTL in any of the raw materials used for the manufacture of the Products or Services to be sold to Grant or on the finished Products and Services. OCTL shall not transfer, assign or otherwise convey the OCTL Facility to any Person without the prior consent of Grant. OCTL shall not transfer the operations of the OCTL Facility to any Person without the prior consent of Grant.

                          (c)     Grant and OCTL agree that it is contemplated
that OCTL may from time to time with the prior consent of Grant effect sales of products and services from the OCTL Facility to Persons other than Grant, primarily in India ("Third Party Sales"). Any Third Party Sales must be previously approved and consented to by Grant so as not to impair the exclusivity and other benefits contemplated for Grant hereunder. To the extent a Third Party Sale is effected, the payments required to be made by Grant hereunder shall be reduced as provided in Sections 3(e) and 3(j) hereunder. No Production Charge or fee under Section 3(d) shall be payable for Third Party Sales. Orders existing and not completed by OCTL as of the Effective Date shall be considered approved Third Party Sales. Outstanding tenders as of the Effective Date which are accepted shall also be considered approved Third Party Sales. For any sales outside India by OCTL, Grant shall act as OCTL's exclusive distributor.

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                          (d)     OCTL shall (i) maintain all necessary
licenses, permits and other governmental approvals or authorizations to allow it to carry out its obligations hereunder, and to own and operate the OCTL Facility, (ii) comply in all material respects with all applicable laws relating to the manufacture of the Products and the provision of the Services, and (iii) obtain all export/import licenses and/or permits and complete other registration requirements as may be necessary for the export of the Products and Services and import of all raw materials used in the manufacture thereof.

                          (e)     OCTL shall not take any action, directly or
indirectly, that could reasonably be expected to impair its ability to perform its obligations under this Agreement or adversely affect the rights of Grant hereunder.

                 5. REPRESENTATIONS AND WARRANTIES OF OCTL. OCTL represents and warrants to Grant that the following is true and correct:

                          (a)     INCORPORATION; AUTHORITY.  OCTL is duly
organized, validly existing and in good standing under the laws of India and has all required corporate power and authority (i) to own or lease and operate its properties and to carry on its business at the OCTL Facility as now conducted, and (ii) to enter into this Agreement and perform all of its obligations hereunder.

                          (b)     CORPORATE APPROVAL; BINDING EFFECT.  OCTL has
obtained all appropriate authorizations and approvals required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by OCTL and constitutes the legal, valid and binding obligation of OCTL, enforceable against OCTL in accordance with its terms. No approval of the shareholders of OCTL is required for the execution and delivery of this Agreement or for the performance of its obligations hereunder.


                          (c)     TITLE TO OCTL FACILITY.  Except as set forth
in Schedule 5(c) hereto, OCTL has good title to the OCTL Facility, free and clear of all liens, pledges, charges, security interests, encumbrances or title retention agreements of any kind or nature.

                          (d)     LITIGATION.  No claim is in process, pending
or threatened against OCTL or its directors, officers, employees, agents, or representatives relating to the OCTL Facility. Further, OCTL does not know of any circumstances likely to give rise to any such claim.

                          (e)     INDUSTRIAL RELATIONS.  There is no charge
pending or threatened against OCTL alleging violation of any statute or any regulation relating to employment and employment practices or violation of any collective bargaining agreement or alleging unlawful discrimination in employment practices before any court or agency, relating to the OCTL Facility, and there is no charge of or proceeding with regard to any unfair labor practice (or any similar practice) against OCTL pending before any government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body, relating to the OCTL Facility. There is no strike, trade or industrial dispute, slow-down or work stoppage actually pending or threatened against OCTL. No collective bargaining agreement or other union agreement or agreement with organized labor is currently being negotiated or pending negotiation by OCTL except the renewal of the agreement already entered into in the year 1992, a true and correct copy of which has been provided to Grant. OCTL has not experienced any material work stoppage or other material labor difficulty during the last three years.

                          (f)     INSURANCE.   Schedule 5(f) is a summary of
all the theft, fire, liability, workmen's compensation, life, property and casualty and other insurance on the OCTL Facility owned, held by or maintained by OCTL. All such insurance is in full force and effect, and all the premiums due with respect thereto are currently paid. There is no claim under any such

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policies as to which coverage has been questioned, denied or disputed by the insurer. Nothing has been done or omitted to be done that could make any such policy of insurance void or voidable and there are no claims outstanding, pending or threatened or capable of arising against OCTL by any employee or third Person in respect of any accident or injury at the OCTL Facility that are not fully covered by insurance.

                          (g)     INDEBTEDNESS.  Schedule 5(c) sets forth a
true and correct list of all outstanding indebtedness of OCTL. Such Schedule also sets forth a true and correct list of all agreements or undertakings by OCTL that could restrict OCTL from operating the OCTL Facility as contemplated in this Agreement. Except as set forth in Schedule 5(c), none of the documents relating to any of the foregoing grants a charge, lien or other security interest in the OCTL Facility or any goods or products or accounts receivable relating to operations at the OCTL Facility.

                          (h)     GOVERNMENTAL CONSENT, NON-CONTRAVENTION.  No
consent, approval or authorization of or registration, designation, declaration or filing with any governmental authority is required in connection with this Agreement or the consummation of any other transaction contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate:

                                  (i)      any provision of the charter or
                 other organizational or constituent documents of OCTL;

                                  (ii) any order, judgment, injunction, award
                 or decree of any court or local, national or other governmental or regulatory body applicable to OCTL; or

                                  (iii) any material contract to which OCTL is
                 a party.

                          (i)     COMPLIANCE WITH LAWS.  The operations of the
OCTL Facility are conducted and have been conducted in accordance with all applicable laws, regulations and other requirements of all national governmental authorities, and of all states, municipalities and other political subdivisions and agencies thereof, having jurisdiction over said facility, including, without limitation, all such laws, regulations and requirements relating to employment, antitrust, consumer protection, currency exchange, export controls, boycotts, health, occupational safety, pension, securities, transactions in or relating to currency, bribery and environmental protection. OCTL has not received any notification of any asserted failure to comply with any such laws, rules or regulations, nor has the assertion of any such failure been threatened against OCTL.

                          (j)     BROKERS.  No finder, broker, agent or other
intermediary has worked for or on behalf of OCTL in connection with the negotiation or consummation of the transactions contemplated hereby.

                          (k)     LICENSES AND PERMITS.   Schedule 5(k) lists
all governmental licenses, permits and authorizations that are held or used by OCTL to operate the OCTL Facility. Schedule 5(k) contains a brief description of each such license, permit or authorization, the identity of the issuing agency or authority, the license or permit number and the expiration date of each such license, permit or authorization. Such licenses, permits and authorizations are the only governmental licenses, permits and authorizations currently required by OCTL for the operation of the OCTL Facility and all such licenses, permits and authorizations are in effect as of the date hereof and have been previously disclosed to Grant. OCTL is not aware of any circumstances that would require Grant to obtain any governmental license, permit or authorization in addition to the licenses, permits or authorizations disclosed on Schedule 5(k). OCTL has complied with all conditions or requirements imposed by such licenses, permits and authorizations, and OCTL has not received any notice (nor has it reason to believe) that any governmental authority intends to cancel or terminate any of such licenses, permits or authorizations or that valid grounds for such cancellation or termination currently exist.

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                          (l)     ENVIRONMENTAL MATTERS.

                                  (i) Operations of the OCTL Facility are in
                 full compliance with all applicable environmental laws in effect in the jurisdiction in which the OCTL Facility is located.

                                  (ii) There are no circumstances or conditions
                 present at or arising out of the operations, properties and assets at the OCTL Facility, which may give rise to any environmental liabilities and costs, including, but not limited to, any on-site or off-site disposal or other release, discharge or emission of any pollutants or contaminants.

                                  (iii) OCTL has not received any written or
                 verbal notice or claim relating to the release, discharge or emission of any pollutants or contaminants, or to the generation, treatment, storage or disposal of any wastes, or otherwise relating to the protection of the environment, resulting from the operations of the OCTL Facility.

                                  (iv) OCTL has provided to Grant a true and
                 correct copy of all environmental assessments made with respect to the OCTL Facility.

                                  (v)      OCTL has in effect all required
                 permits, licenses and other governmental authorizations necessary for the operation of the OCTL Facility and for the generation, disposal or treatment of any pollutants or contaminants or other wastes.

                 (m)     NO MATERIAL ADVERSE EFFECT AND CONDITION OF ASSETS.

                                  (i) The OCTL Facility has experienced no
                 Material Adverse Effect, and OCTL is not aware of any Material Adverse Effect that could result from this Agreement or the performance by the parties of their obligations hereunder.

                                  (ii) All fixed assets and equipment
                 constituting the OCTL Facility are in good working order, condition and repair having regard to their age and usual wear and tear and the purpose for which they are currently used. There are no assets (tangible on intangible) necessary to operate the OCTL Facility that are not owned by OCTL and available at the OCTL Facility.

                 (n) BOOKS AND RECORDS. The books and records of OCTL relating to the OCTL Facility, including the books of account, are complete, true and correct in all material respects and fairly reflect the conduct of the business of the OCTL Facility.

                 (o) DISCLOSURE AND NO DEFAULTS. No representation or warranty by OCTL contained in this Agreement, and no writing, certificate, schedule, list, report, instrument, or other document furnished to or to be furnished to Grant pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact. The entering into and performance by OCTL of this Agreement will not, either currently or after notice or lapse of time or both:

                                  (i) conflict with, violate, terminate or
                 result in a breach of or default under any agreement, loan, guarantee, note, permit, license, lease, grant, patent, or other agreement or authorization, written or oral, to or by which OCTL is a party or is bound;

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                                  (ii) give any Person the right to accelerate
                 any payments due under any indebtedness of OCTL or impose more onerous terms or conditions on any undertaking of OCTL;

                                  (iii) result in a violation by OCTL of any
                 statute, regulation, order, law ordinance or restriction;

                                  (iv) result in a violation by OCTL of any
                 judgment, order or decree of any court or judicial or quasi-judicial tribunal applicable to OCTL; or

                                  (v)      require OCTL to obtain the
                 authorization of any of its contracting parties, or trigger any foreclosure, payment or other penalty, or vest any Person with the right to exercise any rights of first refusal or preemption with regard to ownership of the OCTL Facility.

                 (p) SALES IN THE UNITED STATES. Revenues from sales of goods and services by OCTL into or for use in the United States have, for the three years preceding the Effective Date, been less than an aggregate total of US$25,000,000.

                 6. REPRESENTATIONS AND WARRANTIES OF GRANT. Grant represents and warrants to OCTL that the following is true and correct:

                          (a)     ORGANIZATION AND STANDING OF GRANT.  Grant is
a corporation duly organized and validly existing under the laws of Switzerland. Grant has all required corporate power and authority to enter into this Agreement and to perform all of its obligations hereunder.

                          (b)     CORPORATE APPROVAL; BINDING EFFECT.  Grant
has obtained all necessary authorizations and approvals from its Board of Directors required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Grant and constitutes the legal, valid and binding obligation of Grant enforceable against Grant in accordance with its terms.

                          (c)     NON-CONTRAVENTION.  The execution, delivery
and performance by Grant of this Agreement will not result in any violation of or be in conflict with its Certificate of Incorporation or By-Laws, or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to it, or be in conflict with or constitute a default under any of the foregoing.

                          (d)     GOVERNMENT CONSENT.  No consent, approval or
authorization of or registration, designation, declaration or filing with any governmental authority on the part of Grant is required in connection with the consummation of any transaction contemplated hereby.

                          (e)     BROKERS.  No finder, broker, agent or other
intermediary has worked for or on behalf of Grant in connection with the negotiation or consummation of the transactions contemplated hereby.

                 7.       INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION.

                          (a)     OCTL and Grant understand that during the
term of this Agreement certain advice, technical information, know-how and other proprietary data and confidential information of such party or its Affiliates may be provided to, or may come to the attention of, the other party or its employees, agents and representatives (the "Confidential Information"). All Confidential Information of any party provided to the other party shall be identified as such prior to delivery. OCTL and Grant understand and agree that all such Confidential Information may be valuable and proprietary to the

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
disclosing party and agree that it shall keep and shall cause its employees, agents and representatives to keep, all Confidential Information of the other party that is disclosed to it or its employees, agents or representatives confidential and that neither it nor any of its employees, agents or representatives will use or disclose any of such Confidential Information other than for the purposes contemplated hereby.

                          (b)     OCTL shall treat as secret and confidential,
and shall not, except in the performance of this Agreement, make any use whatsoever of any and all designs, drawings, information or data furnished to OCTL by Grant or its Affiliates hereunder. Upon completion or termination of this Agreement, all such designs, drawings, information and data furnished to OCTL by Grant or its Affiliates shall be returned to Grant.

                          (c)     Grant shall treat as secret and confidential,
and shall not, except in the performance of this Agreement, make any use whatsoever of any and all designs, drawings, information or data furnished to Grant by OCTL or its Affiliates hereunder. Upon completion or termination of this Agreement, all such designs, drawings, information and data furnished to Grant by OCTL shall be returned to OCTL.

                          (d)     Nothing in this Agreement shall be deemed to
constitute or result in an assignment of any trademarks owned or used by any party or the Confidential Information or the creation of any equitable or other interest therein, or to grant any right to use the trademarks owned or used by a party or the Confidential Information except in the performance of its obligations under this Agreement. OCTL agrees never to impugn or challenge, or to assist in any challenge to the validity of, the trademarks of Grant or its Affiliates, any registration thereof or their ownership thereof. Grant agrees never to impugn or challenge, or to assist in any challenge to the validity of, the trademarks of OCTL, any registration thereof or OCTL's ownership thereof. All legal rights in the Products and the Confidential Information of Grant and its Affiliates, including but not limited to all copyrights, trademark rights, patent rights and rights in the packaging and labeling of the Products, shall belong exclusively to Grant. All goodwill from the use of the trademarks of Grant and its Affiliates shall inure to the benefit of Grant.

                          (e)     In the event of breach or threatened breach
by a party or its employees or agents of the provisions of this Section, the other party shall be entitled to an injunction or judicial order equivalent thereto restraining the party breaching or threatening to breach this Section or its employees or agents from using or disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting any party from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages from the other.

                          (f)     The obligations of the parties under this
Section shall continue in full force and effect after the termination of this Agreement, regardless of how this Agreement is terminated.


                 8.       WARRANTIES AND PRODUCT LIABILITY.

                          (a)     OCTL shall warrant the Products and Services
provided by it under this Agreement in accordance with the warranty policy set forth in Annex C hereto.

                          (b)     To the extent commercially available at an
economic price, Grant shall obtain customary products liability insurance to cover third party claims relating to the Products manufactured at the OCTL Facility and purchased and sold by Grant.

                 9.       TAXES.

                 OCTL shall remain the owner of the OCTL Facility for all purposes, including taxation. All income and other similar Taxes attributable to revenues earned from the OCTL Facility by OCTL shall be the sole responsibility of OCTL. Subject to Section 3(e), Grant shall be responsible only for reimbursement to OCTL of property Taxes and similar Taxes payable on the value of the OCTL Facility or the assets located thereon. All other Taxes save as expressly agreed to be borne or reimbursed by Grant herein shall be borne by OCTL.

                 10.      IMPORT AND EXPORT.

                 All goods imported into India for the OCTL Facility shall be imported by OCTL, including the handling of all customs clearance and the payment of all duties, freight and warehouse charges and other fees related thereto. All such duties, freight and warehouse charges and other fees shall be included as Section 3(e) Expenses. All export sales of Products from the OCTL Facility shall be shipped and exported by OCTL in accordance with instructions from Grant. OCTL shall be responsible for export clearance of all such Products and any costs, duties, freight and warehouse charges and fees incurred in connection therewith. All such costs, duties and fees shall be included as
Section 3(e) Expenses.

                 11.      ASSIGNMENT RESTRICTION.

                 No party hereto may assign or transfer this Agreement or any right hereunder without the prior written consent of the other party; provided, however, Grant may assign certain of its rights and obligations to an Affiliate of Grant provided that no assignment shall relieve Grant from its obligations hereunder.

                 12.      DURATION.

                 This Agreement shall become effective as of January 26, 1996 (the "Effective Date") and, unless earlier terminated, shall remain in force for a period of five (5) years beginning on such date. Unless earlier terminated at the option of Grant as provided in Section 13, after the initial five (5) year term, this Agreement shall continue for successive terms of five
(5) years following the end of each such term.

                 13.      TERMINATION.

                          (a)     Grant may terminate this Agreement, with or
without cause, on an annual basis, as of any anniversary of the Effective Date, by giving at least 90 days written notice prior to the anniversary of the Effective Date.

                          (b)     Except as provided in Section 13(c), OCTL may
not terminate this Agreement except in the event of a continuing material breach of this Agreement by Grant that is not remedied within six months of written notice of said breach to Grant by OCTL.

                          (c)     Beginning on December 31, 2000, OCTL will
have an annual right to terminate this Agreement if Grant, solely as a result of its failure to place sufficient orders and not as a result of other conditions such as OCTL's failure to meet production deadlines and quality and efficiency standards, pays less than an average of US$4 million in Production Charges to OCTL during the three contract years immediately preceding the date notice of termination is given; provided, however, such right of termination shall not apply if Grant shall have paid to OCTL an amount equal to the difference between US$12 million and the total Production Charges paid in respect of the prior three contract year. To exercise this right of termination, OCTL must provide Grant with written notice of its intent to terminate this Agreement within 60 days after the date on which the last Production Charge for the prior year is due. In the event Grant pays to OCTL the additional funds required to maintain the continuation of this Agreement as provided above within 90 days of such notice of intent to terminate, OCTL will not be entitled to terminate this Agreement. If such funds are not so paid, OCTL may terminate this Agreement after the expiration of such 90 day period. For purposes of this Section, OCTL shall be deemed to have received a Production Charge for all sales made pursuant to Section 4(c) equal to the Production Charge that would have been paid in respect of such sales had such sales been made to Grant hereunder. Further, any payments under Section 3(i) or this Section 13(c) shall be considered the payment of a Production Charge for the year for which it relates.

                          (d)     Upon termination, all accounts will be
settled within 30 days. Grant will be entitled to receive all Products manufactured at the OCTL Facility through the termination date and to receive all raw materials that have been sourced by it for use at the OCTL Facility. Alternatively, OCTL and Grant may agree upon a reimbursement by OCTL of the costs of such items.

                 14.      LEGAL RELATIONSHIP AND INDEMNIFICATION.

                          (a)     The relationship of OCTL and Grant under this
Agreement shall be that of independent contractors. Neither party has, nor shall it represent that it has, any power or authority (i) to conclude contracts on behalf of the other party or otherwise to bind the other party, or
(ii) to assume or create any obligation, express or implied, on behalf of the other party or in the other party's name, or in the name of any officer or employee of the other party, or (iii) except as allowed under this Agreement, to use or reproduce in any manner any trademark, trade name, mark or logo owned or employed by the other party without the express prior written consent of the other party.

                          (b)     OCTL agrees to PROTECT, INDEMNIFY, AND SAVE
Grant HARMLESS from any and all claims, suits, actions, demands, compensation, penalties, assessments, damages or losses of any kind or description, for damages or injuries to person or property (including that of Grant) asserted, received or sustained through or on account of (i) any act or omission in connection with the work of OCTL, its employees or its agents, (ii) any default or omission of OCTL, its employees or its agents, (iii) any breach of this Agreement by OCTL, or (iv) except for product claims with respect to Products and Services not covered by the warranty of OCTL, which claims shall be limited by the warranty of OCTL, claims of any third parties claiming under, by or through OCTL, and to reimburse any expenses, penalties or costs, including, but not limited to, legal fees and expenses of investigation incurred by Grant in defending any such claim, demand, suit or action. Promptly following any such claim, OCTL agrees to apply for and seek all requisite governmental or exchange control approvals required in relation to this provision.

                          (c)     Grant agrees to PROTECT, INDEMNIFY, AND SAVE
OCTL HARMLESS from any and all claims, suits, actions, demands, compensation, penalties, assessments, damages or losses of any kind or description, for damages or injuries to person or property (including that of OCTL) asserted, received or sustained through or on account of (i) any act or omission in connection with the work of Grant, its employees or its agents, (ii) any default or omission of Grant, its employees or its agents, (iii) any breach of this Agreement by Grant, (iv) claims of any third parties claiming under, by or through Grant, or (v) the infringement of any patent by Grant, and to reimburse any expenses, penalties or costs, including, but not limited to, legal fees and expenses of investigation incurred by OCTL in defending any such claim, demand, suit or action.

                          (d)     OCTL shall indemnify, defend and hold Grant
harmless from and against all claims or threatened claims, liabilities, losses, damages, costs or expenses, including without limitation any and all fees (including reasonable attorney's fees) incurred in defense of or settlement of any such claim or threatened claim, arising out of or in any way related to the operation or condition of the OCTL Facility prior to the Effective Date, or any negligent act, misfeasance or nonfeasance by OCTL or any of its agents, contractors, servants or employees. Promptly following any such claim, OCTL agrees to apply for and seek all requisite governmental or exchange control approvals required in relation to this provision.

                          (e)     Grant hereby represents and warrants to OCTL,
and OCTL hereby represents and warrants to Grant, that there are no broker's or finder's fees or commissions due and owing in connection with the transactions contemplated hereby. Grant agrees to indemnify and hold OCTL harmless, and OCTL agrees to indemnify and hold Grant harmless, from and against any and all claims, suits, actions, demands, compensation, penalties, assessments, damages or losses of any kind or description, including expenses and costs incurred related thereto, legal fees and expenses of investigation incurred or required to be paid as a result of any breach of the respective representations and warranties contained in this paragraph.

                          (f)     The obligations created under this Section
shall continue in full force and effect after the termination of this Agreement, regardless of how this Agreement is terminated.

                 15.      APPLICABLE LAW.

                 The validity, performance, interpretation and effect of this Agreement except in Section 16 below shall be governed by, construed and enforced in accordance with the laws of India.

                 16.      ARBITRATION.

                          (a)     Any dispute, controversy or claim arising out
of or relating to this Agreement or the breach, termination or validity hereof, which cannot be resolved by agreement of the parties, shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the "Rules") by one or more arbitrators. The arbitration shall be held before one arbitrator (unless otherwise agreed by the parties) appointed by mutual agreement of the parties. If, however, the parties cannot agree upon an arbitrator, each shall appoint one arbitrator and the two arbitrators so appointed shall appoint a third arbitrator. In such a case a decision of the majority of the arbitrators shall be binding. The matters referred to review shall be regarded as commercial. The award delivered by the arbitrators shall be a "Foreign Award" as defined in the Foreign Awards (Recognition and Enforcement) Act, 1961. Any such award shall not be a domestic award and shall be governed by the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards, 1958.

                          (b)     Unless the parties shall otherwise agree in
writing, the arbitration shall be held in London, England. The language to be used in the arbitral proceedings shall be English. The provisions of this
Section 16 relating to arbitration shall be governed by the Laws of the United Kingdom. The procedural law of the forum shall be applied with respect to matters not covered by the Rules. The provisions of the Indian Arbitration Act are expressly excluded.

                          (c)     Any arbitration proceeding hereunder must be
instituted within one (1) year after the controversy or claim arises. Failure to institute an arbitration proceeding within such period shall constitute an absolute bar to the institution of any proceedings respecting such controversy or claim, and a waiver and/or abandonment thereof.

                          (d)     Neither party hereto shall institute an
arbitration proceeding hereunder unless, at least ninety (90) days prior thereto, such party shall have furnished to the other party written notice of its intent to do so and of the basis therefor in detail.

                          (e)     Any award, order or judgment pursuant to such
arbitration shall be deemed final and binding on all parties and may be entered or enforced in any court of competent jurisdiction. The parties agree to submit to the jurisdiction of any such court for purposes of the enforcement of any such award, order or judgment.

                          (f)     Any award of damages pursuant to such
arbitration shall be included in a written decision signed by the arbitrator (or a majority of the arbitrators) which shall state the reasons upon which the award was based, including all the elements involved in the calculation of any award of damages. The award of damages shall not include punitive or exemplary damages or any damages other than or in addition to actual and compensatory damages, but may include interest from the date of the award.

                          (g)     Notwithstanding any provision of this

Agreement, either party shall have the right, at any time after commencement of any arbitration proceeding hereunder and prior to the rendering of any award, order or judgment thereunder, to apply to the arbitrator(s) or to any court of competent jurisdiction for injunctive or preliminary relief. No application for injunctive or preliminary relief shall be construed to infringe this arbitration agreement or affect the powers of the arbitrator(s).

                     17.      NOTICES.

                 Any notice, transmittal of documents, correspondence or other communication between the parties hereto shall be in writing, addressed to the party to whom sent and transmitted prepaid either by air courier or by telex or facsimile with signed written original to follow by air courier. All such notices in compliance with this provision shall be deemed received by the other party on the next business day after transmission by telex or facsimile and on the third business day after transmission by air courier. For purposes of this Agreement, the addresses of the parties are as follows until changed by written notice from the party desiring to change its address to the other party:

      Grant:           Grant Prideco, S.A.
                       c/o Umbricht & Badertscher
                       Bahnhofstrasse 22
                       Postfach 4174, 8022 Zurich
                       Switzerland
                       Telephone:       011 411 211 2597
                       Facsimile:       011 411 221 2552
                       Attention:       Corporate Secretary

      copies to:

                                   Energy Ventures, Inc.
                       5 Post Oak Park, Suite 1760
                       Houston, Texas  USA  77027-3415
                       Attention: Chief Financial Officer
                       and
                       Fulbright & Jaworski L.L.P.
                       1301 McKinney Street, Suite 5100
                       Houston, TX 77010-3095, U.S.A.
                       Telephone:  (713) 651-5151
                       Facsimile:  (713) 651-5246
                       Attention:  Curtis W. Huff

      OCTL:            Oil Country Tubular Limited
                       108 Kanchanjunga
                       King Koti Road
                       Hyderabad 500 001, India
                       Telephone:   9140 231579
                       Facsimile:   9140 235617
                       Attention:   Kamineni Suryanarayana, Managing Director

                 18.      FORCE MAJEURE.

                          (a)     Neither party hereto shall be responsible for
any loss or damage to the other in the event said party is unable to fulfill the whole or any part of its obligations hereunder, or is prevented or delayed from fulfilling the same, due to war or hostilities (whether war be declared or not), invasion, act of foreign enemies, rebellion, revolution, insurrection, military usurpation of power, civil war or riot, strike, lockout, commotion, disorder, flood, tempest, earthquake, acts or omissions of any applicable governmental, civil or military authority whether legitimate or not, or other causes beyond the control of said party.

                          (b)     A party affected by an event of force majeure
shall notify the other party immediately. The rights and obligations of a party affected by any such event shall be suspended only for the duration and to the extent of such event, and once such event ceases to exist, the rights and obligations of the parties shall continue in full force.

                 19. CERTAIN DEFINITIONS. As used herein the following terms not otherwise defined have the following respective meanings:

"AFFILIATE" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

"MATERIAL ADVERSE EFFECT" means any circumstance, change in, or effect on the OCTL Facility that individually or in the aggregate: (a) has or will materially and adversely affect the OCTL Facility, including without limitation, its operations, condition, plant and equipment, and employee relations, or (b) has or will materially and adversely affect the ability of Grant or OCTL to operate the OCTL Facility in the manner in which it has been operated by OCTL.

"PERSON" means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency, as applicable.

"TAX" or "TAXES" means any tax imposed by any government, governmental agency or commission, political subdivision or taxing authority wheresoever located, including but not limited to (a) any income tax, corporation tax, transfer tax, withholding and equalization tax due upon dividend distributions, capital gains tax, tax on capital or net worth, value added tax, intangible tax, personal or real property tax, inheritance tax, withholding tax, individual income tax, social security tax, payroll tax, stamp duty, stamp duty reserve tax, or Customs and Import Duties; (b) any other tax, charge, impost or duty similar to any of the taxes set forth in clause (a) of this paragraph, howsoever named;
(c) any agreement to indemnify any Person for any tax, charge, impost or duty set forth in clause (a) and (b) of this paragraph; and (d) any interest, penalty, fine or addition to tax in connection with any tax, charge, impost or duty set forth in clauses (a), (b) or (c) of this paragraph.

                 20.      MISCELLANEOUS.

                          (a)     Should any provision of this Agreement be
held unenforceable or invalid, the parties agree that such provision shall be deemed modified to the extent necessary to render it lawful and enforceable, or if such a modification is not possible without materially altering the intention of the parties, then such provision shall be severed herefrom. In such case the validity of the remaining provisions shall not be affected and this Agreement shall be construed as if such provision were not contained herein.

                          (b)     All headings used herein are for convenience
of reference only, do not constitute substantive provisions of this Agreement, and shall not be used in construing the meaning or intent of the terms and provisions hereof.

                          (c)     All agreements and understandings between the
parties relating to the sale and manufacture of the Products and performance of the Services by OCTL are embodied in this Agreement. This Agreement supersedes any previous agreements and understandings between the parties as to the subject matter hereof and is entire in itself and not a part of any other agreement, and no promises, covenants, or representations of any kind or nature other than those expressly stated herein have been made to induce either party to enter into this Agreement. All other terms and conditions, whether expressed or implied by statute, common law, trade usage or custom are hereby excluded and extinguished.

                          (d)     No modification, rescission, or waiver of
this Agreement or any provision hereof shall be binding unless evidenced by an agreement in writing, appropriately captioned on its face according to its nature, duly executed by an authorized officer of each party. It is expressly agreed and understood that the waiver by a party of its rights, or any portion of its rights, under this Agreement in any particular instance or instances, whether intentional or otherwise, shall not be considered as a continuing waiver which would prevent the subsequent enforcement of such rights, or as a waiver of any other rights hereunder.

                          (e)     This Agreement may be executed in one or more
counterparts, and when so executed, each counterpart shall be deemed an original and all of which shall constitute one and the same instrument.

EXECUTED AND DELIVERED on this the 27th day of January, 1996.


                                  GRANT PRIDECO, S.A.



                                  By: /s/ BERNARD J. DUROC-DANNER
                                     ------------------------------------------
                                  Name:   Bernard J. Duroc-Danner
                                        ---------------------------------------
                                  Title:  Director
                                        ---------------------------------------



                                  OIL COUNTRY TUBULAR LIMITED



                                  By: /s/ K. SURYANARAYANA
                                     ------------------------------------------
                                  Name:   K. Suryanarayana
                                        ---------------------------------------
                                  Title:  Managing Director
                                         --------------------------------------

                                                                 March 17, 1999

                          MEMORANDUM OF UNDERSTANDING

1. Grant Prideco and OCTL appreciates the present market conditions and each other's difficulties arising out of such conditions. To tideover the difficult situation Grant Prideco and OCTL agree as under.

2. Grant Prideco will remit an amount of USD 4.0 million, before the week ending March 20th, 1999, which would be appropriated towards:

           (a)    Produce and Service Fee for
                  the month of March, April, May 1999            USD 1,500,000

           (b)    Balance Minimum Production Charge
                  due up to May 31, 1999                         USD 1,391,184

           (c)    Reimbursement of 3(e) expenses
                  as of March 31, 1999                           USD   945,354
                                                                 -------------

                                                          Total  USD 3,836,538
                                                                 =============


3. In lieu of Grant Prideco remitting USD 4.0 million, OCTL agrees to the proposal of eliminating the obligations of Grant Prideco under
           Section 3 of Manufacturing Agreement for the period from June 1, 1999 to December 31, 1999, and to the resumption's of terms of the Manufacturing Agreement from January 1, 2000.

4. The outstanding advance as of March 31, 999 (USD 7.491 million) would be fully applied against purchases by Grant Prideco from January 1, 2000 to December 31, 2002.